UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2017

MYOKARDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37609	44-5500552
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Allerton Ave.

South San Francisco, CA 94080

(Address of principal executive offices, including zip code)

(650) 741-0900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)

On March 15, 2017, Charles Homcy , M.D. delivered his resignation from the board of directors (the “Board”) of MyoKardia, Inc., as Delaware corporation (the “Company”), including all committees of the Board on which he served, effective on March 15, 2017. Dr. Homcy was a member of the Science and Technology Committee of the Board at the time of his resignation. Dr. Homcy’s resignation was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

(d)

On March 15, 2017, the Board appointed Kimberly Popovits and Wendy Yarno to the Board as a Class I director and a Class II director, respectively. Ms. Yarno was appointed to the vacancy on the Board created by Dr. Homcy’s resignation, and Ms. Popovits was appointed to a newly created vacancy resulting from an increase in the size of the Board from seven (7) to eight (8) directors.

Ms. Popovits has served as Genomic Health, Inc.’s President and Chief Executive Officer since January 2009, and as Chairman of the Board since March 1, 2012. Prior to that, Ms. Popovits served as President and Chief Operating Officer from February 2002 to January 2009. From November 1987 to February 2002, Ms. Popovits served in various roles at Genentech, Inc., a biotechnology company, most recently serving as Senior Vice President, Marketing and Sales from February 2001 to February 2002, and as Vice President, Sales from October 1994 to February 2001. Prior to joining Genentech, Ms. Popovits served as Division Manager, Southeast Region, for American Critical Care, a Division of American Hospital Supply, a supplier of healthcare products to hospitals. Ms. Popovits holds a B.A. in Business from Michigan State University. She will serve on the Board’s nominating and corporate governance committee.

Ms. Yarno retired in September 2008 from Merck & Co., Inc. following a 26-year career there in commercial and human resource positions of increasing seniority, most recently Chief Marketing Officer before she retired. In that role, Ms. Yarno led a global organization charged with all aspects of supporting pre- and post-launch commercialization of pharmaceuticals in more than 20 therapeutic areas. Prior to this role, she served as General Manager, Cardiovascular/Metabolic U.S. Business Unit, where she had P&L responsibility for Merck’s largest therapeutic area, and as Senior Vice President, Human Resources. After retiring from Merck, Ms. Yarno worked part-time as the Chief Marketing Officer of HemoShear LLC, a biotechnology research company and leading developer of human cell-based surrogate systems for discovery and assessment of new drug compounds, from September 2010 through September 2011. Ms. Yarno is currently the non-executive Chairman of the Board for Aratana Therapeutics, a biopharmaceutical company developing medicines for pets, since October 2013. She also served as a director of St. Jude Medical, Inc., a Fortune 500 medical device company, since 2002 until January 2017, when St. Jude Medical was acquired by Abbott Labs; and for Medivation, Inc., a biotechnology company focused on oncology products, from April 2013 until September, 2016, when Medivation was acquired by Pfizer; and for Durata Therapeutics, a pharmaceutical company, from August 2014 through November 2014 when it was acquired by Actavis W.C. Holding Inc. She also has past experience as a director for several small private company boards. Ms. Yarno holds a B.S. in Business Administration from Portland State University and an M.B.A from Temple University. She will serve on the Board’s compensation committee.

Upon their appointments to the Board, each of Ms. Popovits and Ms. Yarno was granted an option to purchase 22,000 shares of the Company’s Common Stock at an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on March 15, 2017, which will vest in equal monthly installments during the four years following the effective date of their respective appointments to the Board, subject in each case to Ms. Popovits’ or Ms. Yarno’s continued service on the Board.

Neither Ms. Popovits or Ms. Yarno is a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Ms. Popovits or Ms. Yarno, on the one hand, and any other persons, on the other hand, pursuant to which each of Ms. Popovits or Ms. Yarno was selected as a director.

Item 7.01	Regulation FD Disclosure

On March 17, 2017, the Company issued a press release announcing the appointments of Ms. Popovits and Ms. Yarno to the Board and Dr. Homcy’s resignation from the Board. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated March 17, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2017	MyoKardia, Inc.

	By:	/s/ Jacob Bauer
Jacob Bauer
Senior Vice President, Finance and Corporate Development (principal financial and accounting officer)